Exhibit 10.7

MANAGEMENT FEE AGREEMENT

This Management Fee Agreement (“Agreement”) is made and entered into as of February 8, 2024, by and between:

BV Power Alpha LL, Delaware limited liability company (the Client) and Tiger Cloud LLC, a Delaware limited liability company (the Manager).

RECITALS

WHEREAS, the Client desires to engage the Manager to provide certain management services as specified herein, and

WHEREAS, the Manager has agreed to provide such services under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1. Services Provided

The Manager agrees to provide the following management services to the Client:

●	Operations management and best practice implementation

●	Strategic Leadership - 3 year plan, Risk Matrix, KPI monitoring

●	Research & Development

●	Market Analysis / Competitive benchmarking

●	Accounting, Finance, Budgeting, Forecasting

●	Management Information & Technology

●	Human resources

●	Administrative Work flow management

●	Audit & Compliance

●	Financing & Treasury Management

●	Legal and contract negotiations

2. Term

This Agreement shall commence on February 8, 2024 and shall continue until change in ownership structure, unless terminated earlier in accordance with the provisions of this Agreement. Agreement amount will be reviewed annual and may be adjusted.

3. Management Fee

3.1 Fee Amount: The Client agrees to pay the Manager a management fee of $318,700 USD per Annum (the “Management Fee”).

3.2 Payment Schedule: The Management Fee shall be payable on or before the last of each month beginning on February 28, 2024. First month will prorated.

3.3 Additional Costs: Any additional costs or expenses incurred by the Manager in providing the services, which are pre-approved by the Client, shall be reimbursed by the Client within 30 days of submission of invoices.

4. Termination

4.1 Termination for Convenience: Either party may terminate this Agreement by providing 10 days written notice to the other party.

4.2 Termination for Cause: Either party may terminate this Agreement immediately if the other party breaches any material term of this Agreement and fails to cure such breach within 10 days of receiving written notice of the breach.

5. Confidentiality

5.1 The Manager agrees to keep confidential all information, whether written or oral, that is disclosed by the Client and is identified as confidential or that reasonably should be understood to be confidential.

5.2 The confidentiality obligations will survive the termination of this Agreement for a period of 25 years.

6. Indemnification

6.1 The Client agrees to indemnify and hold harmless the Manager from any claims, damages, liabilities, and expenses arising from the services provided under this Agreement, except to the extent caused by the Manager’s gross negligence or willful misconduct.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

8. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties.

9. Amendment

No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both parties.

10. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Management Fee Agreement as of the day and year first above written.

BV Power Alpha LLC

Matt Feast, CFO
/s/ Matthew Feast
Date:	2/28/2025

Tiger Cloud LLC

Jerry Tang, President
/s/ Jerry Tang
Date:	2/28/2025

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